Exhibit 10.2

Revised Date: August 28, 2018
Original Date: August 1, 2018

Personal and Confidential

Dr. Davide A. Molho
56 W. Cedar Street
Boston, MA 02114

Dear Davide:

By this letter (“Letter Agreement”), we are offering to agree to the following arrangement with you concerning your separation from employment with Charles River Laboratories, Inc. (the “Company”). You have until August 28, 2018 to execute and return this Letter Agreement. Should you become deceased before all benefits and payments hereunder are paid and/or provided to you, all such payments and/or benefits shall be made to your estate.

1.
You will cease all active employment with the Company effective August 2, 2018 (the “Separation Date”). The Company will continue you on its payroll and pay you your current bi-weekly salary for a twenty-four (24) month period in the manner described in the 2010 Charles River Corporate Officer Separation Plan (the “Plan”), a copy of which accompanies this Letter Agreement and related notification, but excluding the mitigation requirement set forth in Section 3.0. Similarly, you will be afforded continuation of certain benefits as outlined in the Plan and the memorandum of even date herewith (the “Memorandum”) delivered in conjunction with this Letter Agreement.

2.
This Letter Agreement, together with the Memorandum (including any attachments appended to the aforementioned), the Non-Disclosure, Non-Solicitation and Non-Competition Agreement signed July 27, 2009 between you and the Company, as amended in conjunction with your execution of this Letter Agreement (the “Non-Competition Agreement”), your Consulting Agreement, and the Performance Share Unit Award Agreement dated February 26, 2016 between you and the Company (the “Award Agreement”), together (with all agreements referenced in all of the aforementioned) constitute the entire agreement between you and the Company (and supersedes any prior communications, written or oral), with respect to your employment by the Company and the termination of such employment, and with respect to all matters pertaining thereto. You agree that, by signing this Letter Agreement, you are knowingly and voluntarily releasing and forever waiving, to the fullest extent permitted by law, any and all causes of action or claims, known or unknown to you including costs and attorneys’ fees, that you have or ever have had in any way related to or arising out of or in connection with your employment and/or its termination or pursuant to any federal, state or local employment laws, regulations, executive

251 Ballardvale Street, Wilmington, Massachusetts 01887 • 781.222.6000 • Fax: 978.988.5665 • www.criver.com orders or other requirements including without limitation those based on express or implied contract; any action arising in tort, including, but not limited to: libel, slander, defamation, intentional infliction of emotional distress, or negligence; any or all claims for wrongful discharge; for any reason or constructive discharge; any claim for violation of any legal or equitable duty of good faith and fair dealing; any claim for discrimination including disparate impact, harassment, failure to accommodate or retaliation; any public policy, contract, tort or common law including but not limited to claim(s) for wrongful termination in violation of public policy; any claim for breach of any term or condition of an employee handbook or policy manual including any claim for breach of any promise of specific treatment in specific situations; and any and all claims based on the Age Discrimination in Employment Act; Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e); the Equal Pay Act of 1963 (29 U.S.C. § 206(d)); the Civil Rights Acts of 1866 and 1871 (42 U.S.C. § 1981); the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 1651); the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act (29 U.S.C. § 1001); the Americans With Disabilities Act (42 U.S.C. § 12,101); the Occupational Safety and Health Act (29 U.S.C. § 651); the Immigration Reform Control Act; the Federal Fair Credit Reporting Act; the National Labor Relations Act; Massachusetts Payment of Wages Law (M.G.L. c. 149, §148, the "Wage Act"); the Massachusetts Fair Employment Practices Act (M.G.L. c.151B); the Massachusetts Civil Rights Act (M.G.L. c.12, §§11H and 11I); the Massachusetts Equal Rights Act (M.G.L. c.93 §102 and M.G.L. c.214, §1C); the Massachusetts Labor and Industries Act (M.G.L. c. 149); and the Massachusetts Privacy Act (M.G.L. c.214, §1B); all as amended, or any other federal, state or local constitution, statute, regulation, rule, or public policy prohibiting discrimination on the basis of age, race, creed, color, religion, national origin, sex, disability, marital status or any other protected classification which you have or at any time had. In consideration of the benefits that you will receive under this Agreement, you hereby release, waive and discharge any and all such causes of action or claims against the Company, its parent, subsidiaries and affiliated organizations, and their respective past, present and future directors, officers, agents, employees, insurers, predecessors, successors and assigns, both individually and in their business capacities, the employee benefit plans and programs of the Company and its affiliates and their administrators and fiduciaries, and you hereby agree that neither you nor any of your heirs or personal representatives will ever assert in any forum any such causes of action or claims.

This Release of Claims does not include: (a) rights to defense and indemnification from the Company for actions taken by you in the course and scope of your employment with the Company and its parents, subsidiaries and/or affiliates; (b) vested rights and benefits under the Company’s deferred compensation and/or equity plans and applicable agreements; (c) claims and/or rights under the Employee Retirement Income Security Act for vested benefits under the 401(k) Plan or other retirement and/or pension plans; (d) claims for benefits under state workers’ compensation statutes; (e) claims under COBRA; (f) claims, actions, or rights arising under or to enforce the terms of this Letter Agreement, your Consulting Agreement and/or the Memorandum and all attachments to and documents referenced in the foregoing; (g) and any claim that cannot be released under applicable law.

251 Ballardvale Street, Wilmington, Massachusetts 01887 • 781.222.6000 • Fax: 978.988.5665 • www.criver.com

The Company, including its parents, subsidiaries and affiliated organizations, agree that, by signing this Letter Agreement, it is knowingly and voluntarily releasing and forever waiving, to the fullest extent permitted by law, any and all causes of action or claims, known or unknown to it against you, including costs and attorneys’ fees, that it has or ever had in any way related to or arising out of or in connection with your employment and/or its termination or pursuant to any federal, state or local laws, regulations, executive orders or other requirements including without limitation those based on express or implied contract or any action arising in tort.

You agree to accept the provisions set forth in this Letter Agreement in full satisfaction of all claims, including but not limited to all claims for compensation or benefits, which you may have against the Company. The parties agree that this Letter Agreement is intended to release the Company from any and all liability to the fullest extent permitted by law.

You agree and represent that no complaint, lawsuit or investigation has been brought, filed or initiated by you or by any agent or representative in any local, state or federal court or governmental agency. You hereby agree that neither you nor any representative or agent will ever assert in any forum any claim as to which this release of claims may lawfully be applied. You hereby agree, to the fullest extent permitted by law, that you will not join, assist or voluntarily participate in any lawsuit or class action brought or filed against the Company. Nothing in this Letter Agreement prohibits or prevents you from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws. However, to the maximum extent permitted by law, you agree that if such an administrative claim is made to such an anti-discrimination agency, you shall not be entitled to recover any individual monetary relief or other individual remedies. In addition, nothing in this Letter Agreement, including but not limited to the release of claims nor the confidentiality clauses, prohibits you from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Letter Agreement prohibits or prevents you from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

By signing this Letter Agreement you represent that no promises or agreements of any kind (other than those expressly made by the Company in this Letter Agreement, your Consulting Agreement and the Memorandum) have been made to or with you by any person or entity whatsoever to cause you to sign this Letter Agreement, and that you fully understand the meaning and intent of this Letter Agreement.

251 Ballardvale Street, Wilmington, Massachusetts 01887 • 781.222.6000 • Fax: 978.988.5665 • www.criver.com

You further represent that you have carefully read this Letter Agreement, understand its contents, freely and voluntarily assent to all of its terms and conditions, and sign your name of your own free will. You further agree that if you challenge this Letter Agreement or file any claim against the Company arising from or relating to your employment with, or termination from, the Company, excluding any claim challenging the validity of your waiver of rights under the Age Discrimination in Employment Act (the “ADEA”), you will return all monies and benefits received by you from the Company pursuant to this Letter Agreement and the Award Agreement. In the event you challenge the validity of your waiver of rights under the ADEA, you agree that the Company may recover money and benefits paid under this Letter Agreement and the Award Agreement if your challenge and ADEA claim are successful and you obtain a monetary award, as long as not contrary to state or federal law.

You agree that neither the existence of this Letter Agreement nor performance of the Letter Agreement or any of the agreements referenced herein constitutes admission by you or the Company of any violation of any law, statute, regulation, common law, breach of contract, or any other wrong-doing of any type.

3.
By signing this Letter Agreement you affirm that, except as delineated in the subsequent paragraph, you have been paid and received all leave (paid or unpaid), compensation, wages, bonuses, vacation pay (excluding any unpaid wages or payment for any earned but unused vacation time payable through August 1, 2018 which will be paid by the Company to you subsequent to delivery of this Letter Agreement), commissions, performance incentives and/or benefits to which you may be entitled, and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, performance incentives and/or benefits are due to you except as specifically provided in this Letter Agreement, the Memorandum and the Plan. You further affirm that you have not filed, caused to be filed, or presently are a party to any claim, complaint or action against the Company in any forum or form. You further affirm that you have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act. You affirm that no retaliatory or adverse action has been taken against you for exercising any rights under Federal or state law, including but not limited to the Fair Labor Standards Act (which provides for minimum wage and overtime pay, Family Medical Leave Act and workers’ compensation laws).

In conjunction with the execution of this Letter Agreement, and subject to the terms and conditions stated herein, the Company has agreed to extend the following benefits, which will accrue to you following the execution of this Letter Agreement and the expiration of the 7-day revocation period referenced herein:

(i)
Notwithstanding the eligibility requirements for receipt of bonus amounts under the Company’s Executive Incentive Compensation Plan (the “EICP Plan”), because you were actively employed for a significant portion of FY2018 the Company will calculate the bonus you would have received if you had remained an employee of the Company through March, 2019 and, upon completing that calculation by reference to your established FY2018 goals, will pay you 65%

251 Ballardvale Street, Wilmington, Massachusetts 01887 • 781.222.6000 • Fax: 978.988.5665 • www.criver.com of that calculated bonus amount on the date that FY2018 bonuses are paid, but in any event not later than March 15, 2019.

(ii)
Subject to you executing and performing your duties under a Consulting Agreement of even date herewith (the “Consulting Agreement”), the Company will exercise the discretion afforded to it under Section 4.e.(5-6) of the Company’s Charles River Laboratories International, Inc. 2007 Incentive Plan (as amended, the “Stock Plan”) and shall waive the requirement that you be employed for the entirety of the performance period referenced in the Award Agreement and, in consideration for you providing services under the Consulting Agreement through December 31, 2018, will cause any shares to be awarded to you under the Award Agreement to be conveyed to you as if you remained employed through the entire performance period and award payout date and in the same time and manner as other senior executives of the Company. You understand and acknowledge that this award remains at all times subject to the terms of the Stock Plan and that the number of shares to be awarded to you under the Award Agreement is currently undetermined and that the number of shares you will actually receive will result from calculations that will be undertaken following the close of FY2018. Such calculations will be performed in the same manner as the calculations that will be performed for other senior executives of the Company in computing your award.

(iii)
In keeping with a relocation benefit generally described in a letter delivered to you by the Company on May 18, 2009 (the “2009 Letter”), and in order to provide greater specificity regarding the scope and nature of that benefit, the Company will afford you the relocation benefit described in details on Attachment I to this Letter Agreement. In executing this Letter Agreement you acknowledge and agree that provision of the benefits referenced on Attachment I fully satisfies any and all relocation obligations the Company may have had pursuant to the 2009 Letter.

4.
By signing this Letter Agreement you represent that no promises or agreements of any kind (other than those expressly made by the Company in this Letter Agreement, the Memorandum, the Consulting Agreement or under the Plan) have been made to or with you by any person or entity whatsoever to cause you to sign this Letter Agreement, and that you fully understand the meaning and intent of this Letter Agreement. You further represent that you have carefully read this Letter Agreement, understand its contents, freely and voluntarily assent to all of its terms and conditions, and sign your name of your own free act.

5.
You agree that as a condition for receipt of the benefits provided in this Letter Agreement that you shall not now, or at any time in the future, directly or indirectly, make any statements to anyone about the Company or its management, directors, employees or customers, publicly or privately that are derogatory, defamatory, or disparaging in any way to the reputation or business of the Company, except to the extent required by law. Similarly, the Company’s directors, and officers and executives will not make any

251 Ballardvale Street, Wilmington, Massachusetts 01887 • 781.222.6000 • Fax: 978.988.5665 • www.criver.com statements, orally or in writing, which disparage you or damage your personal or professional reputation. In the event of an actual or threatened breach of this paragraph, the non-breaching party shall be entitled to injunctive relief.

Similarly, you agree to execute a letter in the form attached hereto as Attachment II, resigning from all board and committee memberships you may have held by virtue of your prior position with the Company.

6.
You further understand and agree that as a condition for receipt of the benefits set forth in this Letter Agreement, you agree to keep the substance and terms of this Letter Agreement and/or any discussions relating to this Letter Agreement in the strictest confidence and to not reveal the terms of this Letter Agreement or discussions relating hereto to any person except: (a) information that is made available to the public by the Company; (b) as required by law/government regulation; (c) or to your immediate family, attorney, accountant, job counselor, health care provider, and financial advisor, and to them only provided that they also agree to keep the information completely confidential. You will be considered to have breached this Letter Agreement if you or any of those individuals fails to keep such information completely confidential unless required to make a disclosure to comply with government regulation or the law. Nothing in this Letter Agreement shall bar you from providing truthful testimony in any legal proceeding or in cooperating with any governmental agency investigation; provided, however, that in providing such testimony or making such disclosures or communications, you will use reasonable efforts to ensure that this paragraph is complied with to the maximum extent possible. You agree that any violation of this paragraph by you (or any violation of paragraph 4 above by you) will be deemed a material breach of the terms of this Letter Agreement and that in the event of such a breach, in addition to any other remedy the Company may have at law or in equity, in the event of a breach by you, you shall be liable to the Company for the full amount of your severance benefits; provided, however, before taking any action concerning your severance benefits, the Company will provide you with written notice of any alleged breach and an opportunity to respond and cure within sixty (60) days of receipt of such notice.

7.
This Letter Agreement shall be governed by the laws of the Commonwealth of Massachusetts (regardless of its or any other jurisdiction's choice of law rules), and in executing this Letter Agreement the undersigned hereby submits to the jurisdiction of the Commonwealth of Massachusetts as the exclusive forum for adjudicating any disputes relating to this Letter Agreement.

8.
You acknowledge that you have been given twenty-one (21) days to consider this Letter Agreement and that the Company has advised you to consult with an attorney of your choosing prior to signing this Letter Agreement.

You may revoke this Letter Agreement for a period of seven (7) days after you sign it, and this Letter Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. To revoke your acceptance of this Letter Agreement, you must notify the Company in writing. Revocation

251 Ballardvale Street, Wilmington, Massachusetts 01887 • 781.222.6000 • Fax: 978.988.5665 • www.criver.com notices should be sent to Charles River Laboratories, Inc., ATTN: David P. Johst, Corporate Executive Vice President, General Counsel & CAO, 251 Ballardvale St., Wilmington, MA 01887, or to (978) 988-5665 (facsimile).

CHARLES RIVER LABORATORIES, INC.

By: /s/ David P. Johst
David P. Johst
Corporate Executive Vice President,
General Counsel & CAO

I hereby agree to the terms and conditions set forth above. I have been given sufficient time to consider this Letter Agreement and I have chosen to execute this on the date below. I intend that this Letter Agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days. Having elected to execute this Letter Agreement, to fulfill the promises and to receive the benefits set forth above, I freely and knowingly, and after due consideration, enter into this Letter Agreement intending to waive, settle and release all claims I have or might have against the Company.

AGREED TO AND ACCEPTED:

/s/ Dr. Davide A. Molho            August 28, 2018
Dr. Davide A. Molho            Date

251 Ballardvale Street, Wilmington, Massachusetts 01887 • 781.222.6000 • Fax: 978.988.5665 • www.criver.com

ATTACHMENT I
RELOCATION BENEFIT

During the period from January 1, 2019 through December 31, 2020, Charles River International, Inc. (the “Company”) shall afford Dr. Davide A. Molho (“DMO”) relocation benefits for relocation anywhere in the world at the top tier provided to senior executives of the Company, which shall include, but not be limited to, the following:

•	Reimbursement of reasonable realtor’s fees associated with the sale of DMO’s primary Boston residence, as well as the cost of any required surveys or site inspections.

•	Reimbursement for up to ninety (90) days of temporary housing.

•	Two (2) trips of up to eight (8) days total for DMO and one family member to undertake a new housing search.

•
Airfare or mileage, lodging and per diem for meals in connection with travel to destination location (coach-class air travel unless trip requires over six (6) hours of non-stop travel, in which case it is elevated to business class).

•	Reimbursement for moving of furniture and household goods.

•	Reimbursement for up to ninety (90) days storage of household goods; if requested, move coordinated by the Company’s relocation services provider.

•	Shipment of two (2) vehicles if the relocation is a distance greater than fifty (50) miles; reimbursement for up to thirty (30) days rental car usage if needed while vehicles are being transferred.

•	If requested, assistance in marketing DMO’s primary Boston residence provided by the Company’s relocation services provider.

•
Reimbursement of up to $20,000 for normal and customary closing costs (exclusive of loan origination fees or points), as well as up to $700 for any required home inspection. Not subject to tax gross-up.

Except as noted above, any taxable amounts would be grossed-up at the marginal rate. Payment and reimbursement would be limited to costs actually incurred and/or amounts actually expended in calendar year 2019 or calendar year 2020; prospective costs/expenses do not qualify for reimbursement. The parties have agreed that the aggregate amount of such payments and reimbursements for the referenced 2-year period will be capped at $400,000, inclusive of any gross-up amounts; gross-ups would not be incremental to the $400,000 cap. The Company will not be required to pay anything in excess of that amount.

251 Ballardvale Street, Wilmington, Massachusetts 01887 • 781.222.6000 • Fax: 978.988.5665 • www.criver.com